China Clean Energy Inc.

Contact:
China Clean Energy Inc.	CCG Investor Relations Inc.
William Chen, CFO	Ed Job, CFA
Email: william.chen@chinacleanenergyinc.com	Phone: +1-646-213-1914
Website: http://www.chinacleanenergyinc.com	Email: ed.job@ccgir.com

FOR IMMEDIATE RELEASE

China Clean Energy Announces Changes to its Board of Directors

Fuqing City, China – March 11, 2011 -- China Clean Energy Inc. (OTC Bulletin Board: CCGY.OB) (“China Clean Energy” or the “Company”), a producer of biodiesel fuel and environmentally-friendly specialty-chemical products made from renewable resources in the People's Republic of China ("PRC"), today announced that Mr. A. Carl Mudd and Dr. Constantine Konstans resigned from the Company’s board of directors on March 9, 2011 and February 28, 2011, respectively.

“We remain committed to list our shares on a senior exchange as well as to a successful future as a public company in the US capital markets, and we are confident that this can be achieved,” said Mr. Tai-ming Ou, China Clean Energy's Chairman and CEO. “We are actively looking for new board members to re-constitute our independent board, and we will make an announcement it as soon as practical.”

About China Clean Energy:
China Clean Energy, through its wholly-owned subsidiaries, Fujian Zhongde Technology Co., Ltd. and Fujian Zhongde Energy Co., Ltd, is engaged in the development, manufacturing, and distribution of biodiesel and specialty chemical products made from renewable resources. For additional information please visit: http://www.chinacleanenergyinc.com.

Safe Harbor Statement

This announcement contains forward-looking statements. All statements other than statements of historical fact in this announcement are forward-looking statements, including but not limited to, the effectiveness, profitability, and the marketability of the Company's products; the future trading of the common stock of the Company; the ability of the Company to capitalize on its expanded production capacity; the period of time for which its current liquidity will enable the Company to fund its operations; the Company's ability to protect its proprietary information; general economic and business conditions; the volatility of the Company's operating results and financial condition resulting from changes in raw material prices, international oil prices and price controls imposed by the Chinese government; the Company's ability to attract or retain qualified senior management personnel and research and development staff and independent directors; and other risks detailed in the Company's filings with the Securities and Exchange Commission. These forward-looking statements involve known and unknown risks and uncertainties and are based on current expectations, assumptions, estimates and projections about the Company and the industry. The Company undertakes no obligation to update forward-looking statements to reflect subsequent occurring events or circumstances, or to changes in its expectations, except as may be required by law. Although the Company believes that the expectations expressed in these forward looking statements are reasonable, it cannot assure you that the Company's expectations will turn out to be correct, and investors are cautioned that actual results may differ materially from the anticipated results.

###